Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of November 3, 2016, by and between Citizens Financial Group, Inc. (the “Company”) and John Fawcett (“Executive”).
WHEREAS the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment; and
WHEREAS Executive desires to accept such employment and enter into this Agreement;
NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
Section 1. Employment At-Will
(a)    Executive’s employment with the Company shall be "at-will" and not for a fixed term, however, the expected duration of employment will be from December 17, 2016 through March 17, 2017. Executive understands and acknowledges that no statement, whether written or verbal, by the Company or any of its officers, employees or representatives may in any way modify, alter, or change the "at-will" nature of Executive's employment by the Company. Executive and the Company each retains the right to terminate Executive’s employment at any time, for any reason or no reason, subject to the notice provision set forth in Section 3(a)(i) below.
Section 2. Position
(a)    Commencement Date. The Executive's employment with the Company shall commence on December 17, 2016 (the "Commencement Date"). The Company understands that the Executive, due to personal commitments, will be physically unavailable, and have limited telephonic and email availability, through and including December 19, 2016.

Exhibit 10.1

(b)    Position. During Executive’s employment, Executive shall serve as the interim Chief Financial Officer (“CFO”) of the Company, with duties and responsibilities commensurate with the role of CFO of a public company. In this position, Executive shall report directly to the CEO or to such other person acting in that capacity on an interim basis as may be applicable.
(c)    Best Efforts. During Executive’s employment, Executive shall: (i) devote Executive’s full professional time, attention, skill and energy to the performance of his duties for the Company and its parents, subsidiaries, affiliates or their respective successors (collectively, the "Company Affiliates" and each a "Company Affiliate"); (ii) use Executive's best efforts to dutifully, faithfully and efficiently perform his duties hereunder, comply with the policies, procedures, bylaws, rules, code of conduct and practices of the Company Affiliates, as the same may be amended from time to time, and of which he is given notice, and obey all reasonable and lawful directions given by or under the authority of the CEO; (iii) refrain from engaging in any other business, profession or occupation for compensation or otherwise which would conflict, directly or indirectly, with the rendition of services to the Company, without the prior written consent of the CEO of the Company; except that Executive may engage in charitable and community activities and manage Executive's personal investments provided that such activities do not materially interfere with the performance of his duties hereunder or conflict with the conditions of his employment; and (iv) refrain from engaging in any conduct he knows or reasonably should know is prejudicial to the interests and reputation of any Company Affiliate and endeavor to promote and extend the business of the Company Affiliates and protect and further their interests and reputation, all in a manner consistent with his duties and responsibilities. Notwithstanding the foregoing Executive shall continue his service on the Board of Directors of Rabobank.
(d)    Company Directorships. Executive may be required, in the sole discretion of the Company, to perform services for any Company Affiliate and may be required to undertake the role and duties of an officer or director of any Company Affiliate. No additional compensation will be paid in respect of these appointments.

Exhibit 10.1

(e)    Location. During the period of Executive’s employment, Executive shall be based in New York, New York, although he shall travel to the Company’s Stamford, Connecticut office from time to time, as necessary and required. Executive may be required to travel domestically in the performance of his duties.
Section 3. Compensation.
(a)     Base Salary. The Company shall pay Executive a base salary at the monthly rate of $250,000 per month, or more specifically $57,692.30 per week, (“Base Salary”) in accordance with the Company’s regular payroll schedule.
(i)    In the event a new CFO is hired and starts prior to January 1, 2017, Executive shall be notified as such in writing by December 1, 2016 and shall be paid for one month of service (i.e., $250,000). The nature of the services rendered during the one month of service shall be mutually and reasonably determined by the Executive, on the one hand, and the CEO and/or Board, on the other hand.
(ii)    In the event Executive is needed, as anticipated, beyond January 1, 2017, Executive shall be paid the full thirteen weeks of compensation at the weekly rate of $57,692.30. The nature of the services rendered through March 17, 2017 shall be mutually and reasonably determined by the Executive, on the one hand, and the CEO and/or Board, on the other hand, and will depend on such factors as whether or not, and when, the new CFO starts his/her role.
(b)    Variable Compensation. Executive shall not be eligible for a bonus or any other type of variable or incentive compensation.
Section 4. Severance.
(a)    Severance. Executive shall not be eligible for any type of severance or separation payment regardless of the circumstances under which the employment relationship terminates.

Exhibit 10.1

Section 5 Compliance with the Company's Personal Securities Transactions Policy
Executive is subject to the Company's Personal Securities Transactions Policy, which sets forth, among other things, the required procedures and processes with respect to purchases and sales of Company securities.
Section 6. Confidentiality; Ownership of Materials; Duty to Return Company Property
(a)    Confidential Information. Executive may not at any time (whether during his employment or after termination) disclose to any unauthorized person, firm or corporation or use or attempt to use for his own advantage or to the advantage of any other person, firm or corporation, any confidential information relating to the business affairs or trade secrets of any Company Affiliate, or any confidential information about (howsoever obtained) or provided by any third party received during the course of or as a result of his employment (the “Confidential Information”). Confidential Information includes, but is not limited to, information relating to employees, customers and suppliers (former, actual and potential), Company contracts, pricing structures, financial and marketing details, business plans, any technical data, designs, formulae, product lines, intellectual property, research activities and any information which may be deemed to be commercially or price sensitive in nature, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, including but not limited to electronic and digital media, whether or not labeled as “confidential”. It also includes, without limitation, any information contained in documents marked “confidential” or documents of a higher security classification and other information which, because of its nature or the circumstances in which Executive receives it, Executive should reasonably consider to be confidential. The Company reserves the right to modify the categories of Confidential Information from time to time.
(b)    Exclusions. The provisions of this Section 6 shall not apply to:

Exhibit 10.1

(i)    Information or knowledge which subsequently comes into the public domain other than by way of unauthorized use or disclosure by Executive;
(ii)    The discharge by Executive of his duties hereunder or where his use or disclosure of the information has otherwise been properly authorized by the Company;
(iii)    Any information which Executive discloses in accordance with applicable public interest disclosure legislation; or
(iv)    Any disclosure required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order Executive to disclose or make accessible any information.
(c)    Due Care. Executive shall exercise all due care and diligence and shall take all reasonable steps to prevent the publication or disclosure by Executive of any Confidential Information relating, in particular, but not limited to, actual or proposed transactions, of any employee, customer, client or supplier (whether former, actual or potential) of any Company Affiliate including partnerships, companies, bodies, and corporations having accounts with or in any way connected to or in discussion with any Company Affiliate and all other matters relating to such customers, clients or suppliers and connections.
(d)    Duty to Return Confidential Information and Other Company Property.
(i)    All reports, files, notes, memoranda, e-mails, accounts, documents or other material (including all notes and memoranda of any Confidential Information and any copies made or received by Executive in the course of his employment (whether during or after)) in any form, including but not limited to electronic and digital media, which contain Confidential Information or were created in the scope of Executive’s performance of services, are and shall remain the sole property of the Company and, following Executive's termination of employment or at any other time upon the Company’s request,

Exhibit 10.1

to the extent within his possession or control, shall be surrendered by Executive to the duly authorized representative of the Company.
(ii)    Executive agrees that upon termination of his employment with the Company for any reason, or at any other time upon the Company’s request, he will return (or, if contained electronically on a non-Company database or server, delete) to the Company immediately all memoranda, books, papers, plans, information, letters and other data in any form, including but not limited to electronic and digital media, all copies thereof or therefrom, in any way relating to the business of the Company, all other property of any Company Affiliate (including, but not limited to, company car, credit cards, equipment, correspondence, data, disks, tapes, records, specifications, software, models, notes, reports and other documents together with any extracts or summaries, removable drives or other computer equipment, keys and security passes) in his possession or under his control and Executive further agrees that Executive will not retain or use for his own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any Company Affiliate. Nothing herein shall affect Executive’s right to retain his employment and compensation related documentation.
Section 7. Certain Agreements
(a)    Data Protection. Executive shall familiarize himself with and abide by the Company’s data protection policy, procedures and accountabilities. Executive acknowledges that any material breach of these procedures may result in the immediate termination of his employment negating Sections 3(a)(i) and (ii) of this Agreement, except that Executive shall be paid at the rate specified in Section 3 for time already worked.
(b)    Personal Information. Executive acknowledges and agrees that the Company is permitted to hold personal information about him as part of its personnel and other business records and, in accordance with applicable law, may use such information in the course of the Company’s business.

Exhibit 10.1

Section 8. Remedies
The Company and Executive agree that any dispute arising out of and/or relating to this Agreement shall be resolved pursuant to arbitration before the American Arbitration Association (“AAA”), and that a single arbitrator shall be appointed pursuant to the AAA’s standard procedures. Costs of such arbitration shall initially be borne equally by the parties, although in his/her award the arbitrator may assess such costs, as well as attorneys’ fees, in his or her discretion. The award may be confirmed in any court of competent jurisdiction. The Company and Executive further agree that it could be impossible to measure solely in money the damages which will accrue to the Company by reason of his failure to observe any of the obligations of Sections 6 or 7 of this Agreement. Therefore, without limiting any other remedies that may be available to the Company, Executive hereby specifically affirms the Company’s right to seek of injunctive or other equitable relief in aid of arbitration and acknowledges that nothing contained within this Agreement shall preclude the Company from seeking or receiving any other relief, including without limitation, any form of injunctive or equitable relief.
Section 9. No Conflicts
Executive represents and warrants to the Company that on the Commencement Date, to the best of Executive’s knowledge, Executive’s acceptance of employment with, and performance of Executive’s duties for, the Company will not conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or understanding to which Executive is, or was, a party or of which Executive is aware and that there are no restrictions, covenants, agreements or limitations on Executive’s right or ability to enter into and perform the terms of this Agreement, other than as expressly disclosed.

Exhibit 10.1

Section 10. Indemnification, Etc.
The Company shall hold harmless and indemnify the Executive to the full extent permitted under the Company’s bylaws and/or other documents, and/or under the law, with respect to any threatened and/or actual claims that may be asserted against Executive and/or the Company, and/or with respect to any governmental, regulatory, administrative and/or other inquiries, investigations, proceedings and/or actions, for any and all liabilities, settlements, awards, judgments, verdicts, fines, penalties, costs, expenses and/or disbursements Executive may incur. Such indemnification shall include, without limitation, advancement of Executive’s legal fees, cost, expenses, and/or disbursements. Further, the Executive shall be an insured and/or otherwise covered under any Directors and Officers insurance policies that may currently and/or from time to time be in effect.
Section 11. Miscellaneous
(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard for the conflict of laws provisions thereof.
(b)    Entire Agreement and Amendments; Survivorship; Strict Construction.
(i)    This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto, which attaches a copy of this Agreement.
(ii)    The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

Exhibit 10.1

(c)    Tax Compliance. All compensation paid to Executive is intended to, and is reasonably believed to, comply with Internal Revenue Code Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), as amended, as well as other tax related laws and regulations to the extent it does not fall into any applicable exclusion, and shall be interpreted and construed consistent with that intent. Notwithstanding the foregoing, the Company makes no representations that the terms of this Agreement (and any compensation payable thereunder) comply with Section 409A, and in no event shall the Company be liable for any taxes, interest, penalties or other expenses that may be incurred by Executive on account of non-compliance with Section 409A. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or right to in-kind benefits shall be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments, if any, provided under this Agreement shall be treated as a separate payment. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing and any provision in this Agreement to the contrary, if on the date of his termination of employment, Executive is deemed to be a “specified employee” within the meaning of Section 409A and any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, then such payment or benefit due upon, or within the six-month period following, a termination of Executive’s employment (whether under his Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Reg. Section 1.409A-1 (including, without limitation, payments that constitute “separation pay” within the meaning of Section 409A), shall be paid or provided to Executive in a lump sum on the

Exhibit 10.1

earlier of (a) the date which is six months and one day after Executive’s “separation from service” (as such term is defined in Section 409A) for any reason other than death, and (b) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the payment dates specified in this Agreement for such payment or benefit.
(d)    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(e)    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
(f)    Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be freely assignable by the Company without restriction to any successor in interest.
(g)    Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.
(h)    Withholding Taxes; Deductions. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. Executive agrees that the Company may, at any time during, or in any event upon termination of his employment, deduct from Executive's compensation, any monies due by Executive to the Company for any overpayment made and/or outstanding loans, advances, relocation expenses and/or salary paid in respect of PTO that was taken but not earned, unless otherwise prohibited by law.

Exhibit 10.1

(i)    Counterparts; Effectiveness. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto, including by fax or electronic pdf.
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Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year that appears next their signatures:
EXECUTIVE
/s/ John Fawcett     November 3, 2016
By: John Fawcett          Date

COMPANY
/s/ Bruce Van Saun        November 3, 2016
By: Bruce Van Saun      Date

                    Chairman and CEO,
                    Citizens Financial Group, Inc.

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